EXHIBIT 8.1

LIST OF SUBSIDIARIES

FOR

ALAMOS GOLD INC.

1)

Durango Fern Mines, S.A. de C.V. (“Durango”), a company incorporated under the laws of Mexico which is a wholly owned subsidiary of the Company;

2)

Minas La Fortuna, S.A. de C.V. (“La Fortuna”), a company incorporated under the laws of Mexico which is a wholly owned subsidiary of the Company;

3)

Minera Bienvenidos, S.A. de C.V. (“Bienvenidos”), a company incorporated under the laws of Mexico which is a wholly owned subsidiary of the Company; and

4)

Minas de Oro Nacional, S.A. de C.V. (“Minas de Oro Nacional”), a company incorporated under the laws of Mexico which is a wholly owned subsidiary of the Company.